Exhibit 15.1

Our refDLK/740624-000002/21906857v2

iQIYI, Inc.

9/F, iQIYI Innovation Building

No. 2 Haidian North First Street, Haidian District

Beijing 100080, People’s Republic of China

28 March 2022

Dear Sir or Madam

iQIYI, Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to iQIYI, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”).

We hereby consent to the reference of our name under the heading under the heading “Item 10.B. Additional Information—Memorandum and Articles of Association” and “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Form 20-F. We further consent to the incorporation by reference of the summary of our opinion under the heading "Item 10.B. Additional Information – Memorandum and Articles of Association" and "Item 10.E. Additional Information – Taxation – Cayman Islands Taxation" in the Form 20-F, into (a) the Company's Registration Statement on Form S-8 (No.333-225165) pertaining to the Company's 2010 Equity Incentive Plan and 2017 Share Incentive Plan, and (b) the Company's Registration Statement on Form F-3 (No.333-251359).

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP